UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 8, 2021

KARUNA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38958	27-0605902
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

99 High Street, 26th Floor Boston, Massachusetts	02110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 449-2244

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	KRTX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On November 8, 2021, Karuna Therapeutics, Inc. (“Karuna”) and Zai Lab (Shanghai) Co., Ltd (“Zai”) entered into a license agreement (the “Agreement”), pursuant to which Karuna granted to Zai the right to exclusively develop, manufacture and commercialize KarXT (xanomeline-trospium) in Greater China, including mainland China, Hong Kong, Macau, and Taiwan (the “Licensed Territory”).

Under the terms of the Agreement, Karuna will receive a $35 million upfront payment and is eligible to receive up to an additional $80 million in development and regulatory milestone payments. Karuna is also eligible to receive up to $72 million in sales milestone payments and low double-digit to high-teens tiered royalties based on annual net sales of KarXT in the Licensed Territory, subject to reduction under specified circumstances. Zai will fund substantially all development, regulatory, and commercialization activities in the Licensed Territory.

The Agreement will expire upon the latest of the following dates with respect to the last licensed product in any region in the Licensed Territory: (i) the date of expiration of the last valid claim covering such licensed product in such region, (ii) the date that is a specific period after the date of the first commercial sale of such licensed product in such region and (iii) the expiration date of any regulatory exclusivity for such licensed product in such region. Subject to the terms of the Agreement, Zai may terminate the Agreement for convenience by providing written notice to Karuna, which termination will be effective following a prescribed notice period. In addition, Karuna may terminate the Agreement under specified circumstances if Zai or certain other parties challenge Karuna’s patent rights or if Zai or its affiliates fail to complete certain development activities with respect to the licensed product for a specified period of time, subject to specified exceptions. Either party may terminate the Agreement for the other party’s uncured material breach of the Agreement, with a customary notice and cure period, or insolvency. After termination or expiration of the Agreement, Karuna is entitled to retain a worldwide, exclusive, and perpetual license from Zai to exploit the licensed product (which license would be non-exclusive after expiration (but not termination) of the Agreement), subject to a reasonable royalty to be agreed by the parties if the Agreement is terminated for Karuna’s uncured material breach.

The foregoing description of the terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to Karuna’s Annual Report on Form 10-K for the year ending December 31, 2021.

Item 7.01. Regulation FD Disclosure.

On November 9, 2021, Karuna and Zai issued a joint press release announcing the Agreement. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference. The information contained in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Joint Press Release issued by Karuna Therapeutics, Inc., dated November 9, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2021	KARUNA THERAPEUTICS, INC.

	By:	/s/ Troy Ignelzi
Troy Ignelzi
Chief Financial Officer